                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant []

Check the appropriate box:

[X]  Preliminary Proxy Statement                [] Confidential, for Use of the Commission
                                                     Only
[]  Definitive Proxy Statement
[]  Definitive Additional Materials
[]  Soliciting Material Pursuant to Rule 14a-11(c) OR Rule 14a-12

                          SPEEDFAM INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)  Proposed maximum aggregate value of transaction:

        --------------------------

     5)  Total fee paid:

        --------------------------

[]  Fee paid previously with preliminary materials.

    [] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                          SPEEDFAM INTERNATIONAL, INC.
                             305 NORTH 54TH STREET
                            CHANDLER, ARIZONA 85226
                            ------------------------

                           NOTICE AND PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 10, 1997
                            ------------------------

     The Annual Meeting of Shareholders of SpeedFam International, Inc., an Illinois corporation (the "Company") will be held at the Company's corporate headquarters, 305 North 54th Street, Chandler, Arizona 85226 on Friday, October 10, 1997, at 11:00 a.m., local time, for the following purposes as described in the attached Proxy Statement:

        1. To elect a Board of seven Directors;

        2. To consider and act upon a proposed Amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock as set forth in the accompanying Proxy Statement; and

        3. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

     Shareholders of record of the Company at the close of business on September 2, 1997, will be entitled to notice of and to vote at the meeting. A copy of the Company's 1997 Annual Report, which includes audited financial statements, is enclosed. The officers and directors of the Company cordially invite you to attend the Annual Meeting.

                                          By Order of the Board of Directors,
                                          /s/ James N. Farley
                                          James N. Farley
                                          Chairman of the Board

September 9, 1997

                                   IMPORTANT
  PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                          SPEEDFAM INTERNATIONAL, INC.
                             305 NORTH 54TH STREET
                            CHANDLER, ARIZONA 85226
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished to the shareholders of SpeedFam International, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Company's Annual Meeting of Shareholders to be held on October 10, 1997.

     Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, execution of a subsequent proxy or attendance at the annual meeting and voting in person. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the meeting or at any adjournment thereof.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone or in person. The Company may also reimburse brokers, banks, nominees, and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Common Stock.

     The information included herein should be reviewed in conjunction with the financial statements, notes to financial statements, and independent auditors' report included in the Company's 1997 Annual Report. The financial statements contained in the Company's 1997 Annual Report are not deemed material to the exercise of prudent judgment in regard to the matters to be acted upon at the Annual Meeting and, therefore, are not incorporated by reference into this Proxy Statement. This Proxy Statement and form of proxy were first mailed to shareholders on or about September 9, 1997.

VOTING

     Shareholders of record on the books of the Company at the close of business on September 2, 1997, will be entitled to notice of and to vote at the meeting. A list of the shareholders entitled to vote at the meeting shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting at the Company's corporate headquarters, 305 North 54th Street, Chandler, Arizona 85226. The Company had outstanding on September 2, 1997, shares of Common Stock. Each outstanding share of Common Stock entitles the holder to one vote on each matter submitted to a vote at the meeting.

     The shares represented by proxies will be voted as directed in the proxies. In the absence of specific direction, the shares represented by proxies will be voted FOR the election of all of the nominees as Directors of the Company and FOR the proposed amendment to the Articles of Incorporation. In the event any nominee for Director shall be unable to serve, which is not now contemplated, the shares represented by proxies may be voted for a substitute nominee. If any matters are to be presented at the Annual Meeting other than the matters referred to in this Proxy Statement, the shares represented by proxies will be voted in the discretion of the proxy holders.

     The Company's Bylaws provide that a majority of all of the shares of Common Stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. To determine whether a specific proposal has received sufficient votes to be passed, for shares deemed present, an abstention and a broker non-vote will have the same effect as a vote "against" the proposal. The seven nominees for Director who receive the most votes will be elected. The proposed amendment to the Articles of Incorporation increasing the number of shares of Common Stock authorized for issuance must be approved by the holders of a majority of the outstanding shares of Common Stock of the Company.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

     Directors are to be elected at the annual meeting to serve terms of one year or until their respective successors have been elected. The nominees for Director, all of whom are now serving as Directors of the Company with the exception of Mr. Richard S. Hill, are listed below together with certain biographical information. Mr. Carl S. Pedersen has announced his intention to retire from the Board of Directors effective as of the date of the Annual Meeting. The Company acknowledges his long years of service and expresses appreciation for his significant contributions.

     Carl S. Pedersen (82) has been a director of SpeedFam International, Inc. since 1979. Since 1988, he has been Chairman Emeritus of Luther S. Pedersen, a capital equipment distributor in Aurora, Illinois. He previously served as Chairman of Luther & Pedersen.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES LISTED BELOW AS DIRECTORS.

     James N. Farley (68) has been a director of SpeedFam International, Inc. since 1961. He was appointed Chairman and Chief Executive Officer by the Board of Directors in 1993 and served in both capacities until May 1997, when Mr. Kouzuma was appointed Chief Executive Officer. Mr. Farley had been President of SpeedFam International, Inc. from 1967 to 1993. Prior to that, he was Vice President of Sales and had served as Business Manager since joining SpeedFam International, Inc. in 1960. Mr. Farley was instrumental in developing the organization and is presently responsible for developing and directing the future strategy of SpeedFam International, Inc. Mr. Farley also serves on the board of two privately-held companies. He holds a BSEE from Northwestern University.

     Makoto Kouzuma (57) has been a director of SpeedFam International, Inc. since 1982. He was appointed Chief Executive Officer by the Board of Directors in May 1997. In 1993, Mr. Kouzuma was appointed President and Chief Operating Officer of Speedfam International, Inc. He was Executive Vice President of SpeedFam International, Inc. and had the additional post of President of SpeedFam Corporation from 1990 to 1993. He is also Executive Vice President and General Manager of SpeedFam Co., Ltd., the Company's joint venture in the Far East (the "Far East Joint Venture"). Mr. Kouzuma is currently responsible for the day to day operations of both Speedfam International, Inc. and the Far East Joint Venture, the latter since 1971. Mr. Kouzuma joined SpeedFam International, Inc. in 1969 to open a Japanese liaison office. He graduated as an Electrical Engineer from Chuo University in Tokyo, Japan. Mr. Kouzuma is a resident of Japan.

     Neil R. Bonke (55) has been a director of SpeedFam International, Inc. since 1996. He has been Chairman of the Board of Electroglas, Inc., a capital equipment supplier to the semiconductor device market, since April 1993, and its Chief Executive Officer from April 1993 through April 1996. He also serves on the Board of Directors of Sanmina Corp. and FSI International Inc. Electroglas, Inc., Sanmina Corp. and FSI International Inc., each a public company, are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Mr. Bonke was a Group Vice President of General Signal and President of General Signal's Semiconductor Equipment Operations from September 1991 to July 1993.

     Richard S. Hill (45) was nominated as a director of SpeedFam International, Inc. by the Board of Directors in August 1997. If elected by the shareholders, Mr. Hill will serve as director beginning October 1997. Mr. Hill has been the Chief Executive Officer and a director of Novellus Systems, Inc., a capital equipment supplier to the semiconductor device market, since 1993. In May 1996 he was appointed Chairman of the Board of Novellus Systems, Inc. From 1981, Mr. Hill was employed by Tektronix, Inc., an electronics company, where he held such positions as President of the Tektronix Development Company, Vice President of the Test & Measurement Group, and President of Tektronix Components Corporation.

     Thomas J. McCook (73) has been a director of SpeedFam International, Inc. since 1979. He is currently serving as Vice Chairman of the Economic Development Council of Cape Coral, Florida and was formerly Vice President of StewartWarner, an automotive parts manufacturer.

     Dr. Stuart L. Meyer (60) has been a director of SpeedFam International, Inc. since 1982. He has been an Associate Professor of Management and Strategy at the Kellogg Graduate School of Management, Northwestern University since 1977.

     Robert M. Miller (70) has been a director of SpeedFam International, Inc. since 1990. He is currently Director Emeritus of Okuma America Corporation in Charlotte, North Carolina. Since 1985, Mr. Miller has been President of ITMC Inc., a marketing consulting firm providing service to capital equipment manufacturers.

ADDITIONAL INFORMATION CONCERNING BOARD OF DIRECTORS

     The Board of Directors consists of seven persons. The Company's non-employee directors each receive an annual retainer of $11,000, plus a fee of $1,000 for each Board meeting and $500 for each Committee meeting they attend. In addition, each non-employee director annually receives an option to purchase 5,000 shares of Common Stock pursuant to the 1995 Stock Plan for Employees and Directors of the Company. All directors are reimbursed for expenses incurred in connection with attending Board and Committee meetings.

     The Compensation Committee consists of Messrs. Bonke, McCook and Miller, with Mr. Miller serving as Chairman of the Committee. The duties of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee (i) determines compensation for all officers of the Company, (ii) grants awards to officers under the Company's compensation and benefit plans and (iii) adopts major Company compensation policies and practices. The Compensation Committee met 3 times during fiscal 1997.

     The Audit Committee currently consists of Messrs. McCook, Meyer and Pedersen. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors and reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fees payable to the independent auditors and reviews audit results. The Audit Committee met 2 times during fiscal 1997.

     The Board of Directors held 4 meetings during fiscal 1997. All of the Directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Messrs. Farley and Kouzuma receive certain amounts from SpeedFam Co., Ltd. consisting of salaries, directors' fees and bonuses, as well as dividends on their individual holdings of stock in certain of SpeedFam Co., Ltd.'s subsidiaries. Pursuant to Mr. Farley's employment agreement with the Company, all amounts payable to Mr. Farley from the Far East Joint Venture are paid directly to the Company. During the Far East Joint Venture's fiscal year ended April 30, 1997, such payments totaled approximately Y20.4 million ($168,177). During the Far East Joint Venture's fiscal year ended April 30, 1997, Mr. Kouzuma received an aggregate of approximately Y42.1 million ($365,651).

     During the Far East Joint Venture's fiscal year ended April 30, 1996, Mr. Farley received an aggregate of approximately $44,000 from the Far East Joint Venture, which represented payments prior to the date of Mr. Farley's employment agreement with the Company. After such date, payments totaling approximately $85,000 for the Far East Joint Venture's 1996 fiscal year were directed to the Company pursuant to Mr. Farley's employment agreement. During the Far East Joint Venture's fiscal year ended April 30, 1996, Mr. Kouzuma received an aggregate of approximately Y39.2 million ($399,587). During the Far East Joint Venture's fiscal year ended April 30, 1995, Messrs. Farley and Kouzuma received an aggregate of approximately Y15.3 million ($156,600) and Y32.9 million ($336,800), respectively. All amounts in U.S. dollars above are based upon the yen/dollar exchange rates on dates of payment.

     Both Messrs. Farley and Kouzuma serve as directors of SpeedFam Co., Ltd. In addition, both serve as directors of SpeedFam Clean Systems Co. Ltd., a majority owned subsidiary of SpeedFam Co., Ltd. Mr. Kouzuma also serves as President of SpeedFam Clean Systems Co. Ltd. In addition, each of Messrs. Farley and Kouzuma own 5% of the outstanding capital stock of SpeedFam Clean Systems Co., Ltd.

Messrs. Farley and Kouzuma also serve as directors of Met-Coil Ltd., SpeedFam Co. Ltd.'s 50%-owned joint venture. Mr. Kouzuma owns 10.62% of the outstanding capital stock of Saku Seiki Co., Ltd., a majority owned subsidiary of SpeedFam Co., Ltd., and serves as a director of Saku Seiki Co., Ltd. Messrs. Farley and Kouzuma also serve as directors of several wholly owned subsidiaries of SpeedFam Co., Ltd., namely SpeedFam Korea Ltd., SpeedFam Inc. in Taiwan, SpeedFam India (Pvt.) Ltd. and SpeedFam Malaysia SDN., BHD.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose in this proxy statement any late filings of those reports made by its directors and executive officers in fiscal 1997. Under the Section 16(a) rules and subject to certain exceptions, directors and executive officers are required to file a Form 4 on or before the tenth day after the end of the month in which a change in beneficial ownership has occurred. Messrs. James N. Farley and Robert R. Smith, Chairman of the Board of the Company and Managing Director -- SpeedFam Limited, respectively, were each delinquent in their filing of one report during fiscal 1997. Dr. Stuart L. Meyer, a director of the Company, was also delinquent in his filing of one report.

     Reports describing all such transactions were subsequently filed.

             OWNERSHIP OF SPEEDFAM INTERNATIONAL, INC. COMMON STOCK

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of September 2, 1997 by (i) each shareholder who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each nominee for director, (iv) each Named Executive Officer (as defined herein) and (v) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Information with respect to FMR Corp. is based solely on public filings made by FMR Corp. with the Securities and Exchange Commission.

                                                                           BENEFICIAL OWNERSHIP
                                                                           ---------------------
                            NAME AND ADDRESS                                NUMBER       PERCENT
-------------------------------------------------------------------------  ---------     -------
FMR Corp.................................................................    806,300        6.0%
82 Devonshire Street
Boston, Massachusetts 02109
James N. Farley(1)(2)....................................................  1,373,170       10.2%
Nancy J. Farley(1)(3)....................................................  1,069,695        8.0%
James N. and Nancy J. Farley Foundation(4)...............................    184,720        1.4%
Makoto Kouzuma(1)(5).....................................................    738,999        5.5%
SpeedFam Employees Profit Sharing Trust(1)(6)............................    184,380        1.4%
Roger K. Marach(7).......................................................     41,574          *
Christopher E. Augur.....................................................     57,632          *
Robert R. Smith(8).......................................................     81,854          *
Neil R. Bonke............................................................      5,500          *
Richard S. Hill..........................................................          0          *
Thomas J. McCook.........................................................     12,400          *
Dr. Stuart L. Meyer......................................................     62,360          *
Robert M. Miller.........................................................      2,180          *
Carl S. Pedersen(9)......................................................     69,520          *
All directors and executive officers as a group (10 persons).............  2,445,190       18.2%

---------------
 *  Less than one percent.

(1) The business address of Messrs. Farley and Kouzuma, Mrs. Farley and the SpeedFam Employees Profit Sharing Trust is 305 North 54th Street, Chandler, Arizona 85226.

(2) All shares beneficially owned by Mr. Farley are held in the James N. Farley Trust, of which Mr. Farley acts as sole trustee. Excludes (i) shares beneficially owned by Nancy J. Farley (Mr. Farley's spouse), (ii) an aggregate of 1,272,966 shares beneficially owned by Mr. Farley's adult children, (iii) 691,380 shares held in the Makoto Kouzuma Trust, a revocable trust, of which Mr. Farley serves as co-trustee, and (iv) 184,380 shares owned by the SpeedFam Employees Profit Sharing Trust, of which Mr. Farley acts as co-trustee. Mr. Farley disclaims beneficial ownership of all shares referred to (i) through (iv) above. Also excludes 184,720 shares held by the James N. and Nancy J. Farley Foundation.

(3) Of such shares, 642,070 are held in the Nancy J. Farley Trust, a revocable trust. Charles A. Kelly, Secretary of the Company, acts as co-trustee of such trust with Mr. Farley (the spouse of Nancy J. Farley). Pursuant to the trust agreement, Mr. Kelly has sole voting and shares dispositive power with Mrs. Farley over shares held in the trust. The Nancy J. Farley Trust may be voluntarily terminated by Mrs. Farley at any time. Includes 427,625 shares of Common Stock over which Mrs. Farley has sole voting and dispositive power as Custodian for eleven minor grandchildren. Mrs. Farley disclaims beneficial ownership as to such shares. Excludes shares beneficially owned by Mr. Farley and an aggregate of 1,272,966 shares beneficially owned by Mrs. Farley's adult children, as to all of which Mrs. Farley disclaims beneficial ownership. Also excludes 184,720 shares held by the James N. and Nancy J. Farley Foundation.

(4) James N. Farley serves as trustee for the James N. and Nancy J. Farley Foundation.

(5) Of such shares, 691,380 are held in the Makoto Kouzuma Trust, a revocable trust. Mr. Kelly and Mr. Farley act as cotrustees of such trust and share voting and dispositive power over shares held in the trust. The Makoto Kouzuma Trust may be voluntarily terminated by Mr. Kouzuma at any time. The remaining 47,619 shares are subject to issuance to Mr. Kouzuma upon the exercise of certain stock options.

(6) Messrs. Farley, Marach and Kelly act as co-trustees of the Plan and share voting and dispositive power over shares held by the Plan.

(7) Excludes 184,380 shares owned by the SpeedFam Employees Profit Sharing Trust of which Mr. Marach serves as co-trustee. Mr. Marach disclaims beneficial ownership of such shares.

(8) Includes 11,120 shares beneficially owned by Mr. Smith's spouse.

(9) Of such shares, 37,000 are held in the Pedersen Family Limited Partnership, of which Pedersen Holdings, Inc. is sole general partner and Mr. Pedersen serves as sole limited partner. Mr. Pedersen serves as President of Pedersen Holdings, Inc. and owns 33% of its outstanding stock. The remaining 32,520 shares are subject to issuance to Mr. Pedersen upon the exercise of certain stock options.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table shows the compensation awarded or paid by the Company to the Chairman of the Board, the Chief Executive Officer and the three executive officers (the "Named Executive Officers") of the Company during the fiscal years ended May 31, 1995, 1996 and 1997:

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                              ------------
                                                                                 AWARDS
                                                                              ------------
                                                                               SECURITIES
                                      ANNUAL COMPENSATION                      UNDERLYING
         NAME AND            FISCAL   -------------------    OTHER ANNUAL       OPTIONS         ALL OTHER
    PRINCIPAL POSITION        YEAR     SALARY     BONUS     COMPENSATION(1)    (# SHARES)    COMPENSATION(2)
---------------------------  ------   --------   --------   ---------------   ------------   ---------------
James N. Farley(3).........   1997    $250,000   $162,500       $13,754                0         $ 1,481
  Chairman of the Board       1996     252,120    100,000        13,754                0           2,097
                              1995     303,748    258,267        13,754                0             900

Makoto Kouzuma(3)..........   1997    $247,509   $162,500       $13,754           21,300         $ 2,335
  President and Chief         1996     166,859    140,000            --           46,796           1,800
  Executive Officer           1995     254,823    117,906            --           22,000             900

Roger K. Marach............   1997    $154,615   $ 97,500       $ 6,838            9,300         $ 2,134
  Treasurer and Chief         1996     144,200     92,500         6,838           31,198           1,337
  Financial Officer           1995     118,844     47,000        31,168           19,040             900

Christopher E. Augur.......   1997    $173,654   $105,000       $ 9,851           15,500         $ 2,175
  President of SpeedFam       1996     139,327     90,000         6,838           28,078           1,005
  Corporation                 1995     117,974     45,000         7,524           19,040             900

Robert R. Smith............   1997    $155,592   $ 51,984       $24,128            5,100              --
  Managing Director --        1996     141,883     41,292        18,118           12,479              --
  SpeedFam Limited            1995     137,164     37,752        18,772            9,520              --

---------------
(1) Represents auto allowances and $24,330 of relocation expenses for Mr. Marach in fiscal 1995 and $3,013 of a portion of relocation expenses for Mr. Augur in fiscal 1997. Mr. Augur's remaining relocation expenses will be reimbursed by the Company in fiscal 1998.

(2) Consists of the Company's matching contribution to the Company's 401(k) Plan and, for fiscal 1996 and 1997, payments of life insurance premiums in the following respective amounts: $1,197 and $211 for Mr. Farley, $1,270 and $535 for Mr. Kouzuma, $437 and $334 for Mr. Marach and $105 and $375 for Mr. Augur.

(3) Messrs. Farley and Kouzuma received an aggregate of approximately $156,600 and $336,800, respectively, from the Far East Joint Venture during the Far East Joint Venture's fiscal year ended April 30, 1995. During the Far East First Venture's fiscal year ended April 30, 1996, Mr. Kouzuma received an aggregate of approximately $399,587 from the Far East Joint Venture and, prior to entering into his employment agreement with the Company, Mr. Farley received an aggregate of approximately $44,000 from the Far East Joint Venture. During the Far East Joint Venture's fiscal year ended April 30, 1997, Mr. Kouzuma received an aggregate of approximately $365,651 from the Far East Joint Venture. All amounts in US. dollars above are based upon the yen/dollar exchange rate on dates of payment. See "Certain Relationships."

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with James N. Farley as Chairman of the Board of Directors, Makoto Kouzuma as President and Chief Executive Officer and Roger K. Marach as Chief Financial Officer and Treasurer; SpeedFam Corporation, a wholly owned subsidiary of the Company in the U.S., has entered into an employment agreement with Christopher E. Augur as President; and SpeedFam Limited, the Company's British subsidiary, has entered into an employment agreement with Robert R. Smith, its Managing Director (collectively, the "Employment Agreements"). The Employment Agreements, each dated June 1997, have a term ending May 31, 1998 and may be terminated only for cause.

     The Employment Agreements set salaries, provide for bonuses at the discretion of the Compensation Committee of the Board of Directors, grant car allowances, and entitle the employee to participate in and receive the benefits of any and all pension, profit sharing, health, disability and insurance plans which the respective company may maintain. Salaries for each of Messrs. Farley, Kouzuma, Marach, Augur and Smith have been set by their respective Employment Agreement at an annual amount of $278,500, $368,400, $180,000, $225,000 and
L96,729 (approximately $158,684) (based on pound/dollar exchange rate on May 31,
1997), respectively. Mr. Farley has agreed to pay to the Company all compensation received from the Far East Joint Venture.

     In the event of sickness or disability which renders the employee unable to perform his duties, the respective company may, at its option, cease to pay compensation to the employee other than premiums on group health, disability and life insurance plans until the employee is able to reassume his duties.

     The Employment Agreements provide that upon the termination of the employee, the employee agrees not to disclose trade secrets of the respective company and also agrees that any inventions originated or conceived by such employee during the term of his employment, and for a period of one year thereafter, relating to the respective company's business will be the property of the respective company. The employee further agrees not to compete against the respective company for a period of two years after termination of employment.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the fiscal year ended May 31, 1997 to each of the Named Executive Officers. Mr. Farley, Chairman of the Board, has not been granted any stock options. No stock appreciation rights were granted during such year to any of the Named Executive Officers.

                                                                                          POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                                 VALUE AT
                       ---------------------------------------------------------------   ASSUMED ANNUAL RATES OF
                                                PERCENT OF                                     STOCK PRICE
                       NUMBER OF SECURITIES    TOTAL OPTIONS                                  APPRECIATION
                        UNDERLYING OPTIONS      GRANTED TO      EXERCISE                   FOR OPTION TERM(4)
                            GRANTED(1)         EMPLOYEES IN       PRICE     EXPIRATION   -----------------------
        NAME                   (#)            FISCAL YEAR(2)    ($/SH)(3)      DATE         5%           10%
---------------------  --------------------   ---------------   ---------   ----------   --------     ----------
Makoto Kouzuma.......         21,300                4.7%         $ 36.44     5/30/07     $488,097     $1,236,933
Roger K. Marach......          9,300                2.0%         $ 36.44     5/30/07     $213,113     $  540,070
Christopher E.
  Augur..............         15,500                3.4%         $ 36.44     5/30/07     $355,188     $  900,116
Robert R. Smith......          5,100                1.1%         $ 36.44     5/30/07     $116,868     $  296,167

---------------
(1) Options become exercisable over a five-year period with 20% vesting annually beginning May 31, 1998. The term of the options is ten years.

(2) Based on an aggregate of 496,200 options granted to directors, officers and employees in fiscal 1997, including the Named Executive Officers.

(3) The exercise price per share of each option was equal to 100% of the fair market value of the Common Stock on the date of grant, or the closing price on May 31, 1997.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth number of options exercised during the fiscal year ended May 31, 1997 and the number and value of unexercised options held by each of the Named Executive Officers at May 31, 1997. Mr. Farley, Chairman of the Board, has not been granted any stock options.

                                                                                           VALUE OF
                                                                     NUMBER OF           UNEXERCISED
                                                                    UNEXERCISED          IN-THE-MONEY
                                                                    OPTIONS AT            OPTIONS AT
                                                                     FY-END(#)           FY-END($)(2)
                            SHARES ACQUIRED         VALUE          EXERCISABLE/          EXERCISABLE/
           NAME             ON EXERCISE(#)      REALIZED($)(1)     UNEXERCISABLE        UNEXERCISABLE
--------------------------  ---------------     --------------     -------------     --------------------
Makoto Kouzuma............       48,600           $1,226,533       47,619/91,577     $1,420,859/1,664,654
Roger K. Marach...........       44,808           $1,092,497       19,848/65,282     $  553,083/1,421,635
Christopher E. Augur......       16,200           $  396,694       42,632/68,986     $1,333,882/1,381,855
Robert R. Smith...........           --                   --       42,704/36,794     $ 1,408,138/ 884,294

---------------
(1) Value is based on the difference between the stock option exercise price and the closing price on the date such options were exercised, multiplied by the number of shares of Common Stock underlying such stock options.

(2) Value is based on the difference between the stock option exercise price and the closing price on May 31, 1997 of $36.44, multiplied by the number of shares of Common Stock underlying the stock options.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee consists of Messrs. Bonke, McCook and Miller, with Mr. Miller serving as Chairman of the Committee. The duties of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. Specifically, the Compensation Committee, after consultation with senior management: (i) determines compensation for all officers of the Company, (ii) grants awards to officers under the Company's compensation and benefit plans, and (iii) adopts major Company compensation policies and practices. The Compensation Committee met 3 times during fiscal 1997 and reviewed the compensation packages of all executive officers and determined appropriate bonuses and other compensation, including the granting of options to purchase Common Stock.

     The Compensation Committee's executive compensation policies are intended to enable the Company to attract and retain qualified executives through a compensation program consisting of base salary, annual incentives and stock options. The level of compensation for the executive officers are generally intended to be competitive with those of other executives in similar positions and companies in the semiconductor equipment manufacturing business and other high technology-related companies, based upon the relative size of those companies and the scope of the executive's responsibilities. It is the Company's policy to target both base salaries and stock option awards at a competitive level with this group. Annual incentive opportunities are set slightly above the competitive group. This competitive group of companies is similar to, but not identical to, those companies used in the Peer Group Index described on page 10 of this Proxy Statement.

     After determining the level of compensation for each executive officer as compared with such person's counterparts, the Compensation Committee weighs the individual's performance and considers such officer's contribution to the financial and other objectives of the Company. The goals and objectives are established in advance of the performance period, and may reflect specific individual objectives for the officer, financial or other objectives for the Company, or a combination of these factors. Among the criteria used by the Company in making pay decisions both for salary actions and incentive awards are revenues, earnings, results of operations and special projects and the overall financial performance of the Company from year to year. Further, the Compensation Committee may adjust awards to an individual based on the specific achievements of the individual officer.

     In fiscal 1997, the Compensation Committee reviewed each officer's performance evaluation and the recommendations of the Chairman as to the achievements of the Company's and individual officer's performance goals. Based upon these reviews, the Compensation Committee determined the annual compensation payments reflected in the Summary Compensation Table included in this Proxy Statement.

     The Compensation Committee also may grant executives and other employees stock options under the Company's stock option plans. The Compensation Committee believes that stock ownership by management encourages management to maximize share owner value. Stock options granted to executives and other employees of the Company give optionees the right to purchase shares of the Company's Common Stock. Generally, the Compensation Committee grants stock options based on a number of factors, including, but not limited to, competitive practice, the individual's position in the Company, and the individual's performance and potential. At the end of fiscal 1997, every employee of the Company, including employees of its wholly owned subsidiaries, were granted options to purchase Common Stock of the Company.

     The Company intends, to the extent practicable, to preserve the deductibility under the Internal Revenue Code for all compensation paid to its executive officers while maintaining compensation programs to attract, retain and motivate the highly qualified executives needed by the Company to operate successfully in a highly competitive marketplace.

     The Compensation Committee's basis for determining the compensation of the Company's Chairman of the Board, Mr. James Farley, have been substantially the same as those referred to for the other executive officers of the Company. In determining Mr. Farley's annual compensation, the Compensation Committee considered the extent to which the Company had achieved its strategic financial and operating goals. At Mr. Farley's request, the Compensation Committee did not grant any stock options to him.

     The Company has entered into employment agreements with each of the Named Executive Officers. The current employment agreements, dated June 1997, replaced the previous agreements and revised the same only to the extent that the current employment agreements cover a one-year period ending May 31, 1998 (the Company's fiscal year end), instead of September 30, 1997.

                             COMPENSATION COMMITTEE

                                  Neal R. Bonke
                                  Thomas J. McCook
                                  Robert M. Miller, Chairman

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no transactions involving members of the Compensation Committee and the Company.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the twenty month cumulative total return on the Common Stock to the twenty month cumulative total returns on the Nasdaq Market Index and the Peer Group Index. This measurement period begins on the date the Common Stock began trading and ends on the last trading date of the Company's last completed fiscal year. The Company designs, develops, manufactures, markets and services chemical mechanical planarization, or CMP, systems used in the fabrication of semiconductor devices and other high throughput precision surface processing systems used in the fabrication of thin film memory disk media, semiconductor wafers and general industrial components. The Peer Group Index used by the Company consists of nine companies that the Company believes engage in a similar business and serve similar markets as that of the Company. The companies in the Peer Group Index are as follows: Applied Materials Inc., FSI International, Inc., Integrated Process Equipment Corp., Lam Research Corp., Novellus Systems Inc., OnTrak Systems Inc., PRI Automation, Inc., Semitool Inc., and Silicon Valley Group, Inc.

           Measurement Period              NASDAQ STOCK MARKET                                SPEEDFAM
         (Fiscal Year Covered)                    (U.S.)               PEER GROUP        INTERNATIONAL, INC.
10/10/95                                          100                    100                    100
Nov-95                                            108                    103                    143
Feb-96                                            112                     76                    119
May-96                                            127                     80                    184
Aug-96                                            117                     53                    102
Nov-96                                            132                     80                    183
Feb-97                                            134                    101                    335
May-97                                            143                    122                    328

     In the case of the Nasdaq Market Index and the Peer Group Index, a $100 investment made on October 10, 1995, and reinvestment of all dividends are assumed. In the case of the Company, a $100 investment made on October 10, 1995, is assumed (the Company paid no dividends in fiscal years 1995, 1996 or 1997).

                                  PROPOSAL 2:

                   AMENDMENT TO THE ARTICLES OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

     This proposed amendment to Article Five of the Articles of Incorporation would increase the number of shares of Common Stock, without par value, which the Company is authorized to issue from 20,000,000 to 60,000,000. The text of such proposed amendment is attached to this Proxy Statement as Exhibit A.

     As of September 2, 1997,           shares of Common Stock were issued with
an additional        shares reserved for issue under the Company's 1991 Employee
Incentive Stock Option Plan, 1995 Stock Plan for Employees and Directors and 1995 Employee Stock Purchase Plan. The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding.

     The Board believes that it is desirable to have the additional authorized shares of Common Stock available for possible future financing and acquisition transactions, stock dividends or splits and other general corporate purposes. Having such additional authorized shares available for issuance in the future would give the Company greater flexibility. The additional shares of Common Stock would be available for issuance without further action by the shareholders. Shareholders will have no pre-emptive rights with respect to any such authorized shares.

     The authority of the Board to issue Common Stock might be considered as having the effect of discouraging an attempt by another person or entity to effect a takeover or otherwise gain control of the Company, since the issuance of additional shares of Common Stock could dilute the voting power of the Common Stock owned by a party attempting to obtain control of the Company and could increase the cost of any such transaction.

     The authorized but unissued shares of Common Stock could also be used by incumbent management to make more difficult a change in control of the Company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. Such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid.

     The amendment could also have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of the Company's Common Stock, to acquire control of the Company with a view to imposing a merger, sale of all or any part of the Company's assets or a similar transaction that may not be in the best interest of all of the shareholders, because the issuance of new shares could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company.

     At the date of this Proxy Statement, the Company has no plans, arrangements or understandings with respect to the issuance of the shares of Common Stock to be authorized.

     The Articles of Incorporation also authorize the issuance of up to 1,000,000 shares of Preferred Stock with such rights, preferences and limitations as may be determined by the Board of Directors. Such Preferred Stock could be issued with terms which might make more difficult a change in control of the Company. The Company is not aware of any pending or threatened efforts to obtain control of the Company.

     The proposed amendment to the Articles of Incorporation increasing the number of shares of Common Stock authorized for issuance must be approved by the holders of a majority of the outstanding shares of Common Stock of the Company.

MANAGEMENT AND THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND UNANIMOUSLY A VOTE "FOR" THE AMENDMENT TO INCREASE THE COMPANY'S AUTHORIZED SHARES OF COMMON STOCK AS SET FORTH IN PROPOSAL 2.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed KPMG Peat Marwick LLP, certified public accountants, as independent auditors to examine the annual consolidated financial statements of the Company and its subsidiaries for fiscal 1998. A representative of KPMG Peat Marwick LLP will be present at the meeting to make a statement, if such representative so desires, and to respond to shareholders' questions.

                             STOCKHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the 1998 annual meeting of the Company's shareholders must be received at the principal executive offices of the Company by May 12, 1998, in order to be considered for inclusion in the Company's proxy materials relating to that meeting.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no matters to be brought before the meeting other than the matters referred to in this Proxy Statement.

                                          By Order of the Board of Directors,
                                          /s/ James N. Farley
                                          James N. Farley
                                          Chairman of the Board

September 9, 1997

                                                                       EXHIBIT A

          TEXT OF PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

     RESOLVED, THAT: Paragraph 1 of Article Five of the Articles of Incorporation of the corporation is hereby amended in its entirety to read as follows:

"Paragraph 1: The aggregate number of shares which the corporation is authorized to issue is 61,000,000, divided into two classes consisting of 1,000,000 shares designated as Preferred Stock, without par value, issuable in series as hereinafter provided (hereinafter referred to as the "Preferred Stock"), and 60,000,000 shares designated as Common Stock, without par value (hereinafter referred to as the "Common Stock")."

SPEEDFAM INTERNATIONAL, INC.
305 NORTH 54TH STREET
CHANDLER, ARIZONA 85226-2416


             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints James N. Farley and Roger K. Marach, and each of them, with full power of substitution, Proxies, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of SpeedFam International, Inc. held of record by the undersigned on September 2, 1997 at the Annual Meeting of Shareholders to be held on October 10, 1997, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE BOARD'S NOMINEES.


               o DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED o
-------------------------------------------------------------------------------


                  SPEEDFAM INTERNATIONAL, INC. 1997 ANNUAL MEETING

1. ELECTION OF DIRECTORS:
   (terms expiring at the 1998
   Annual Meeting)

            1 - JAMES N. FARLEY   2 - MAKOTO KOUZUMA   3 - NEIL R. BONKE
                     4 - RICHARD S. HILL   5 - THOMAS J. MCCOOK
                     6 - DR. STUART MEYER   7 - ROBERT M. MILLER

[ ] FOR all                 [ ] WITHHOLD AUTHORITY
    nominees listed to          to vote for all
    the left (except as         nominees listed
    specified below).           to the left.

(Instructions: To withhold authority to vote for any indicated nominees, write the number(s) of the nominee(s) in the box provided to the right.) [arrow pointing to the box at right] [__________]

2. Proposed amendment to the Articles of Incorporation of SpeedFam International, Inc. to increase the number of authorized shares of Common Stock from 20,000,000 to 60,000,000, as set forth in the proxy statement.

                      [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Change?                    Date
MARK BOX                [ ]             ---------------------------------
Indicate changes below:

        NO. OF SHARES
----------------------------------------------


----------------------------------------------
Signature(s) in Box
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tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.